September 2, 2018

Mr. Corning Painter
4807 Leeds Court
Center Valley, PA 18034

Dear Corning:

I am pleased to offer you employment with Orion Engineered Carbons LLC and the appointment as Chief Executive Officer (CEO) of Orion Engineered Carbons S.A. group (collectively, “Orion” or “Company”). Your position will generally be located in Houston, TX.

The purpose of this letter is to describe the general terms and conditions of your employment with Orion.

POSITION AND DUTIES

You will serve as Chief Executive Officer and “Class A Daily Manager” of Orion Engineered Carbons S.A., Managing Director of Orion Engineered Carbons LLC and such other subsidiaries and affiliates of Orion as designated by the Board of Directors of Orion Engineered Carbons S.A. (the “Board”). In that capacity, you will report directly to the Board and have all of the customary authorities, duties and responsibilities that accompany these positions. You will devote substantially all of your working time, attention and energies during normal business hours (other than absences due to illness or vacation) to the performance of your duties for Orion and will not serve on the board of directors, trustees or any similar governing body of any other for-profit entity. Notwithstanding the foregoing, to the extent such activities do not interfere with the performance of your duties and responsibilities to Orion and are consistent with Orion’s Code of Conduct and other written compliance guidelines, (1) you will be permitted to serve, subject to prior consultation with the Board, on civic and charitable boards and committees and (2) you will be permitted to serve on the board of directors, trustees or any similar governing body of other public companies subject to the prior approval of the Board (which the Board anticipates providing, after a reasonable period of service with Orion, for up to two mutually agreeable public company boards).

COMPENSATION

Your annualized gross salary, before applicable deductions and withholding, will be $850,000 (“Salary”). In addition, you will be eligible to participate in Orion’s annual cash bonus plan with a target opportunity of 100% of Salary and a maximum opportunity of 200% of Salary. Payouts under the annual bonus plan will be tied to the achievement of the Company and your established written personal performance goals. Your 2018 bonus will be prorated based on your actual start date.

Beginning with Orion’s 2019 fiscal year, you will be eligible to participate in Orion’s annual long term incentive (LTI) program and receive annual equity-based awards with an aggregate grant date value (at the target level) equal to 300% of Salary at such time as awards are generally granted to other employees, subject to such vesting conditions, restrictions and performance goals as may be determined in the sole discretion of the Compensation Committee of the Board. The type and mix of LTI instruments used are subject to change.

Within 60 days of your start date, subject to Board approval, you will receive a one-time time-vested restricted stock unit grant with a grant date value of $1,000,000. One-third of this time-vested restricted stock unit grant will vest on the one, two and three year anniversaries of your start date, respectively. If your employment is terminated by Orion for any reason other than Cause or by you for Good Reason or due to death or Disability (as defined below), this time-vested award will fully vest upon the termination of your employment. This award will be subject to the terms and conditions of the relevant equity plan and the award agreement governing the grant. “Cause” means: (1) your conviction, whether following trial or by plea of guilty or nolo contendere (or similar plea) in a criminal proceeding (a) on a misdemeanor charge involving fraud, false statements or misleading omissions, wrongful taking, embezzlement, bribery, forgery, counterfeiting or extortion, or any other crime involving moral turpitude, (b) on a felony charge or (c) on an equivalent charge to those in clauses (a) and (b) in jurisdictions which do not use those designations; (2) continued material failure to perform your duties after notice from Orion; (3) engagement in illegal conduct or gross misconduct, in either case, that causes material financial or reputational harm to Orion; (4) material violation of Orion’s codes of conduct or any other Orion policy as in effect from time to time; or (5) breach of any of the material terms of any agreement between you and Orion, in the case of (2), (4) and (5), subject to your failure to remedy to the reasonable satisfaction of the Company within 30 days after written notice is delivered by the Company to you setting forth in reasonable detail the basis of “Cause,” if such act is curable, as determined in good faith by Orion. An event will not constitute Cause unless the Company gives you notice of termination within 90 days after the Board becomes aware that an event constituting Cause has occurred describing in reasonable detail the event constituting Cause.

You will receive a one-time cash bonus of $ 410,000 to offset the loss of your estimated current year prorated bonus and other expenses. The bonus will be reduced by applicable deductions and withholding and will be paid on your first regularly scheduled paycheck from Orion. In the event that you voluntarily resign employment with Orion within twelve (12) months of your start date, you will reimburse Orion the net amount of the signing bonus, reduced by 1/12 for each full month of employment with Orion prior to the resignation date. This payment will be made to Orion no later than thirty (30) days after said termination.

BENEFITS

In addition to your salary, you will be eligible for benefits commensurate with the benefits offered to all other Orion employees (as applicable) in a similar status, subject to any applicable restrictions, waiting periods and other terms and conditions. You will start with five weeks of vacation per year.

RELOCATION

You are eligible for a Guaranteed Buy Out (GBO) relocation package. Information about your relocation package will be provided in due course. Additionally, during the initial year of your employment, we will reimburse reasonable business commuting expenses between your home in Center Valley and Orion’s offices in Luxembourg, Frankfurt and Houston.

SEVERANCE; CHANGE OF CONTROL

If Orion terminates your employment other than for Cause or you terminate your employment with Orion or its successor or assign for Good Reason (as defined below), then you will be entitled to receive (1) cash severance in an amount equal to one (1) times the sum of your then-current Salary plus your target annual cash bonus for such period in which the termination occurs (“Severance Amount”) and (2) upon your timely election, for one (1) year following the date of termination, continued health care coverage with premiums to be paid at active employee rates, to run concurrently with coverage required under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), provided, that the Company may provide payments in lieu of benefits thereof, (such payments and benefits described in this paragraph, “Non-Change in Control Severance”). “Good Reason” means that, with respect to your employment at Orion or its successors and without your consent, (1) your position, duties, or authority are materially diminished (2) your annual base salary is reduced or another material element of your compensation is reduced or eliminated or (3) your primary work location is relocated to an office that is more than a hundred miles from Houston or (4) breach of any of the material terms of this letter or any other agreement between you and Orion. Notwithstanding the foregoing, an event will not constitute Good Reason unless (a) you give a notice of termination within 90 days after you become aware that an event constituting Good Reason has occurred describing in reasonable detail the event constituting Good Reason, (b) Orion is given 30 days after it receives such notice to cure such event and (c) your termination occurs no later than 30 days after Orion’s failure to cure such event.

If your employment with Orion terminates due to your death or Disability (as defined below), then you (or your estate upon your death) will be entitled to receive an amount equal to the Severance Amount multiplied by a fraction, (1) the numerator of which is (x) 12 minus (y) the number of full or partial months elapsed in the fiscal year in which the termination occurs to the date of termination and (2) the denominator of which is 12 (the “Death/Disability Amount”). “Disability” means your incapacity due to physical or mental illness that results in your having been substantially unable to perform your duties to the Company for a continuous period of 180 days.

If a “Change in Control Termination Event” occurs, you will be entitled to receive, in lieu of Non-Change in Control Severance, (1) cash severance in an amount equal to three (3) times the Severance Amount and (2) upon your timely election, for three years following the date of termination, continued health care coverage with premiums to be paid at active employee rates, to run concurrently with coverage required under COBRA, provided that the Company may provide payments in lieu of benefits thereof. A “Change in Control Termination Event” means that you are terminated by Orion for other than for Cause or you terminate your employment with Orion or their successors for Good Reason (as defined above) within 1 year following a Change in Control (as defined below), provided that you are employed by Orion on the date of the Change in Control. A “Change in Control” has the meaning set forth in Orion’s 2014 Omnibus Incentive Compensation Plan (or any successor thereto, to the extent that such successor plan definition is more favorable to you).

Such Change in Control severance payments and Non-Change in Control Severance or Death/Disability Amount payments will be made to you in equal monthly installments over one (1) year, except in case of death, in which case payments shall be made in a lump sum, each in accordance with Orion’s customary payroll practice and (other than in the event of your death) will be payable only if, within 60 days following the date your employment is terminated, you enter into (and do not revoke) a release of claims in favor of Orion in a form and substance satisfactory to Orion acting in good faith. Absent your consent, which may be withheld, such release shall not contain any additional restrictive covenants other than those which appear in your Restrictive Covenants Agreement dated ●, 2018. Payments will begin on the first payroll date following the effective date of the release of claims, unless otherwise required by law or a delay in payment is required as explained below under “Compliance with Section 409A.”
In addition, in the event of a Change in Control Termination Event, all equity-based awards granted to you within the initial twelve (12) months after your start date will vest (at target for performance-based awards) upon such event. Upon any other termination of employment, your equity-based awards will be treated as provided under the applicable plan and award agreement.

RESTRICTIVE COVENANTS

This offer and your employment with Orion are contingent with your entering into the enclosed Restrictive Covenants Agreement.

COMPLIANCE WITH SECTION 409A

It is intended that the provisions of this letter agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and all arrangements set forth herein shall be construed, interpreted and implemented in a manner consistent with the requirements of Section 409A. The Parties hereto agree to interpret, apply, and administer this Agreement in the manner necessary to comply therewith.

For purposes of any payments to be made upon your termination of employment, such term will mean your “separation from service” as defined under section 409A. For purposes of Section 409A, each payment of deferred compensation or in-kind benefits under this agreement will be deemed to be a separate payment. In the event that any payments under this letter agreement constitute “deferred compensation” subject to Section 409A and you are a “specified employee” as defined under Section 409A, any payments on account of any such “separation from service” for which delay of payment is required under Treasury Reg. Section 1.409A-3(i)(2) shall be paid on the first day of the seventh month following your termination of employment, or if earlier, the date of your death. The Company will consult with you in good faith regarding the implementation of the provisions of this section.

If the time period in which you may execute or revoke the release of claims or execute the non-competition and non-solicitation agreement described above under “Severance; Change of Control” spans two calendar years, no payments subject to Section 409A will be made until the second such calendar year.

INDEMNIFICATION AND DIRECTORS’ AND OFFICERS’ LIABILITY INSURANCE

Reference is made to Article 22 (Indemnification) of the Orion Engineered Carbons S.A. articles of association which is applicable to you as an officer and – potentially – director of Orion. You will be entitled to coverage under Orion’s directors’ and officers’ liability insurance policy on substantially the same terms as for Orion’s other officers.

ENTIRE AGREEMENT/EMPLOYMENT AT WILL

This offer letters contains the entire understanding between you and the Company and supersedes any prior representations, in any form, that may have been made regarding your prospective employment at the Company and may not be changed or modified in any way except in writing from an authorized representative of the Company. Nothing contained in this offer letter is intended or should be construed as a contract for any term of employment, either express or implied, with Orion. Should you accept this offer of employment, you understand that your employment will be on an at-will basis and is not for any fixed period of time. This means that either you or the Company can terminate the employment relationship at any time, with or without cause. If your employment as Chief Executive Officer of Orion terminates at any time, you shall resign from any position you hold at such time with Orion or its affiliates, including as an officer and/or director and “Class A Daily Manager”.

EMPLOYMENT ELIGIBILITY

This offer of employment is contingent upon satisfactory completion of the Company’s standard onboarding procedures no later than three (3) business days after your start date. In addition, this offer is contingent upon satisfactory completion of a background investigation as well as successfully passing a drug screen. By signing this offer letter, you hereby release the Company, its subsidiaries and affiliates, and their respective officers, directors, employees, and agents, and any entitles or individuals who may provide the Company with information regarding your background, from any liability of any kind or nature in connection with requesting or providing such information to third parties in connection with the background investigation and drug screening.

CURRENT AND PRIOR EMPLOYERS

Orion is hiring you because of your skills, abilities and qualifications for the work to be performed. We are not hiring you in order to obtain trade secrets, confidential or proprietary information from any of your current or prior employers (collectively, “Confidential Information”). Accordingly, as we have indicated to you, you shall not bring with you to your employment, or use in any other manner, any Confidential Information from such current or prior employers. Therefore, please make certain that you return any such Confidential Information to your current or prior employers, if you have not done so already, before you commence your employment with Orion. Further, you agree that in the course of your employment with the Company, you will not disclose to the Company or use on behalf of the Company any legally protected Confidential Information or documents of any current or former employer.

You have advised us and acknowledge that you are not a party to any type of confidentiality, non-compete, non-solicitation or other agreement between you and any current or former employer, or the subject of any court order, that restricts or might restrict your employment or performance of duties with the Company.

MISCELLANEOUS

This letter agreement will be governed by the laws of the state of Texas without regard to its conflicts of law principles. To the extent permitted by law, you and Orion waive any and all rights to a jury trial with respect to any dispute arising out of or related to your employment with Orion. This letter agreement may be executed in any number of counterparts, each of which will be deemed original and to constitute one and the same instrument.

CONDITIONS OF EMPLOYMENT

This offer remains open until September 3rd, 2018 and is subject to satisfaction of the employment eligibility conditions described above. If the terms of this offer are acceptable, please indicate your agreement by signing, dating and returning this offer letter to me so that is it received by September 3rd. You will then be contacted regarding the background check and drug screening should you accept the position. Your anticipated start date is September 4th, 2018.

Corning, I genuinely hope you will accept this offer to join us. I believe you will make an outstanding CEO of Orion and contribute greatly to its future success. We are looking forward to the prospect of your being a part of our team and that of Orion.

Sincerely,

Orion Engineered Carbons S.A.

By: _______________________________
Dan Smith
Member, Board of Directors of Orion

ACCEPTED:

_______________________________  ___________________________
SIGNATURE      DATE SIGNED